AMENDMENT NO. 1 TO REGISTRATION RIGHTS AGREEMENT

     THIS AMENDMENT NO. 1 TO THE REGISTRATION RIGHTS AGREEMENT (this “Amendment”) is made as of June 20, 2000, by and among Global Vacation Group, Inc., a New York corporation (the “Company”), Thayer Equity Investors III, L.P., a Delaware limited partnership (the “Investor”), and GV Investment, LLC, a Delaware limited liability company (“GVI”).

Recitals:

     A.     The Company, the Investor and certain stockholders of the Company (the “Stockholders”) are parties to a Registration Rights Agreement (the “Registration Agreement”), made as of June 12, 1998, pursuant to which the Investor and the Stockholders are provided certain rights to registration of their shares of Common Stock, par value $0.01 per share, of the Company (“Common Stock”).

     B.     Pursuant to a Note Purchase Agreement, dated as of June 20, 2000, by and among the Company and GVI, the Company has issued and sold $27,500,000 of its 9% Convertible Subordinated Notes (the “Convertible Notes”) to GVI, which Convertible Notes are convertible into shares of Common Stock.

     C.     In connection with the issuance to GVI of the Convertible Notes, the Company, the Investor and GVI have determined to amend certain provisions of the Registration Agreement on the terms specified herein to provide the registration rights set forth herein for the shares of Common Stock issuable to GVI upon conversion of the Convertible Notes.

     D.     Unless otherwise provided in this Amendment, capitalized terms used herein shall have the meanings set forth in the Registration Agreement.

Agreement:

     In consideration of the foregoing and of the mutual covenants and agreements set forth herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1.     Amendments.

               A.     Section 1(c) of the Registration Agreement shall be amended to read in its entirety as follows:

“ (c) Short-Form Registrations. In addition to the Long-Form Registrations provided pursuant to Section l(b), the holders of twenty-five percent (25%) or more of the Registrable Securities shall be entitled to request four registrations under the Securities Act of all or part of their Registrable Securities on Forms S-2 or S-3 or any similar short-form registration (“Short-Form Registrations”) in which the Company shall pay all Registration Expenses. After the Company has become subject to the reporting requirements of the Securities Exchange Act, the Company shall use its best efforts to make Short-Form Registrations on Form S-3 available for the sale of Registrable Securities, including, without limitation, as a “shelf registration” if so requested by the holders of twenty-five percent (25%) or more of the Registrable Securities.”

               B.     Section 7(a) of the Registration Agreement shall be amended to read in its entirety as follows:

“ (a) in the case of a registration which is underwritten, agrees to sell such Person’s securities on the basis provided in the applicable underwriting arrangement; provided, however, that no holder of less than 20% of all Registrable Securities included in any underwritten registration (other than an executive officer or director of the Company) shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding such holder, such holder’s ownership of stock and such holder’s intended method of distribution) or to undertake any indemnification obligations to the Company or the underwriters with respect thereto, except as otherwise provided in Section 6 hereof.”

               C.     To Section 8 of the Registration Agreement shall be added the following subsections and the remaining subsections of Section 8 shall be renumbered accordingly:

“ (a) The term “Convertible Notes” means the $27,500,000 of 9% Convertible Subordinated Notes issued by the Company to GVI, pursuant to the Note Purchase Agreement, dated as of June 20, 2000, by and among the Company and GVI.”

“ (b) The term “GVI” means GV Investment LLC, a Delaware limited liability company, or its successors or permitted assigns.”

               D.     Section 8(a) of the Registration Agreement shall be amended to read in its entirety as follows:

“ (d) The term “Investor Registrable Securities” means all Registrable Securities (i) initially issued by the Company to the Investor and the other purchasers under the Purchase Agreement or the Recapitalization Agreement; (ii) initially issued by the Company to GVI upon conversion of the Convertible Notes; and (iii) all other Registrable Securities subsequently acquired by holders of Investor Registrable Securities. Investor Registrable Securities will continue to be Investor Registrable Securities if held or acquired by any holder of Registrable Securities other than a holder of Management Registrable Securities. Notwithstanding anything in this Agreement to the contrary, for purposes of determining priority in registrations among Investor Registrable Securities pursuant to Sections 1(e), 2(c) and 2(d) of this Agreement, in the first registration to occur after June 20, 2000 and before June 20, 2003, the Investor shall have one hundred fifty percent (150%) of its pro rata allocation (and GVI’s allocation shall be reduced to accommodate such preference), but in no event shall GVI’s allocation be reduced without its consent below ten percent (10%) of the aggregate Registrable Securities to be sold by the Investor and GVI in such registration. All pro rata calculations made pursuant to Sections 1(e), 2(c) and 2(d) of this Agreement shall be based upon the number of Registrable Securities held by each of the Investor and GVI at the time of the registration (and not on an as-converted basis).”

               E.     Section 8(h) of the Registration Agreement shall be amended to read in its entirety as follows:

“ (j) The term “Registrable Securities” means (i) any Common Stock issued pursuant to the Recapitalization Agreement, the Purchase Agreement, any Management Agreement or any Seller Subscription Agreement (whether issued before or after the date hereof), (ii) any Common Stock actually issued upon conversion of the Convertible Notes; (iii) any other Common Stock issued with respect to the securities referred to in clauses (i) and (ii) by way of a stock dividend or stock split or in connection with an exchange or combination of shares, recapitalization, merger, consolidation or other reorganization, and (iv) any other shares of Common Stock held by Persons holding securities described in clauses (i), (ii) and (iii), inclusive above, including, without limitation, any shares of Common Stock issued upon conversion of the Company’s preferred stock. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when they have been distributed to the public pursuant to a offering registered under the Securities Act or sold to the public through a broker, dealer or market maker in compliance with Rule 144 under the Securities Act (or any similar rule then in force).”

     2.     Scope of Amendment. Except as expressly modified hereby, the Registration Agreement is hereby ratified and confirmed and shall continue in full force and effect.

     3.     Joinder to Registration Agreement. GVI acknowledges, agrees and confirms that, by its execution of this Amendment, GVI will be deemed to be a party to the Registration Agreement and shall have all of the rights and obligations of a “Shareholder” thereunder as if it had executed the Registration Agreement, as amended by this Amendment. GVI hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Registration Agreement, as amended by this Amendment. The Company, the Investor and GVI acknowledge, agree and confirm that all shares of Common Stock received by GVI upon conversion of the Convertible Notes shall be, upon issuance to GVI, deemed Investor Registrable Securities for all purposes under the Registration Agreement.

     4.     Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

     5.     Signature in Counterparts; Facsimile Transmission. This Amendment may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Amendment to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all the parties hereto. Signatures of any party to this Amendment which are sent to the other parties hereto by facsimile transmission shall be binding as evidence of acceptance of the terms hereof by such signatory party, with originals to be circulated to the other parties in due course.

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     IN WITNESS WHEREOF, each of the parties hereto has executed this Amendment No. 1 to the Registration Rights Agreement as of the date first written above.

GLOBAL VACATION GROUP, INC

By:	/s/ ROGER H. BALLOU
Name: Roger H. Ballou
Title: Chairman, President & CEO

THAYER EQUITY INVESTORS III, L.P.

By:	TC Equity Partners, LLC
Its:	General Partner

By:	/s/ DANIEL A. RASKAS
Name: Daniel A. Raskas
Title: Vice President

GV INVESTMENT, LLC

By:	/s/ JEANETTE WELSH
Name: Jeanette Welsh
Title: Vice President